Exhibit 4(jj)

BLACKROCK FUNDS

Amendment No. 1 to the Co-Sub-Advisory Agreement
(Balanced Portfolio)

This Amendment No. 1, dated as of May 8, 2002, is entered into by and between BlackRock Advisors, Inc. (formerly, PNC Asset Management Group, Inc.) (the “Adviser”) and BlackRock Financial Management, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser, the Sub-Adviser and Provident Capital Management, Inc. (“PCM”) entered into a Co-Sub-Advisory Agreement dated as of January 4, 1996 (the “Agreement”); and

WHEREAS, since that date the names of certain entities referenced in the Agreement have changed; and

WHEREAS, since that date PCM has merged with and into the Sub-Adviser;

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1. All references to “Compass Capital Funds” in the Agreement shall be changed to “BlackRock Funds”.

2. All references to “PNC Asset Management Group, Inc.” in the Agreement shall be changed to “BlackRock Advisors, Inc.”

3. All references to “Provident Capital Management, Inc.” in the Agreement shall be deleted.

Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereto duly authorized effective as of the day and year first above written.

BLACKROCK ADVISORS, INC.

By:
Name: Title:

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
Name: Title:

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